UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 31, 2008

PFF BANCORP, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-16845	95-4561623
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9337 Milliken Avenue

Rancho Cucamonga, CA 91730

(Address of Principal Executive Offices, including Zip Code)

(909) 941-5400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 31, 2008, PFF Bancorp, Inc. (the “Company”), the holding company for PFF Bank & Trust (the “Bank”), Glencrest Investment Advisors and Diversified Builder Services, Inc (“DBS”), entered into an amendment and waiver (the “Amendment”) of the agreement relating to its secured term loan with a commercial bank (the “Loan”). The Loan has a current outstanding principal balance of $44.0 million. The Amendment provided that upon payment, on or prior to May 31, 2008, of all accrued and unpaid interest on the outstanding principal amount of the Loan through May 31, 2008, the agreement would be amended to extend the maturity date to June 16, 2008. On May 30, 2008, a payment was made by the Company to the lender in the amount of $109,518.75, representing all accrued and unpaid interest on the outstanding principal amount of the Loan through May 31, 2008. Under the Amendment, the lender also granted the Company a waiver of the requirement to make prepayments on the Loan upon receipt of excess cash flow with respect to proceeds expected to be received by the Company from the sale of a loan held by DBS. Additionally, the Company agreed to pay the lender a success fee of $440,000 in consideration of granting the extension to the maturity date evidenced by the Amendment, contingent upon the successful completion of a recapitalization of the Company which returns the Bank’s capital levels to above “well-capitalized” for regulatory purposes.

Item 8.01 Other Events.

On June 2, 2008, the Company issued a press release, attached hereto as Exhibit 99.1 and incorporated herein by reference that, among other things, provided a discussion of the Amendment.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Number	Exhibit
99.1	Press release dated June 2, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 2, 2008	PFF BANCORP, INC.

/s/ Gregory C. Talbott
Gregory C. Talbott Senior Executive Vice President, Chief Operating Officer/Chief Financial Officer and Treasurer